MERRILL LYNCH FOCUS VALUE FUND, INC.

FILE # 811-3450

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	AMOUNT PURCHASED	ISSUE SIZE	LIST OF UNDERWRITERS
10/4/2004	General Mills	33,600	33,000,000	Citigroup Global Markets Inc. Merrill Lynch Morgan Stanley & Co. Lehman Brothers Inc.
11/22/2004	UAP Holding	386,500	27,400,000	Goldman Credit Suisse First Boston LLC UBS Securities LLC Merrill Lynch William Blair & Company, L.L.C CIBC World Markets Corp
12/14/2004	Las Vegas Sands	38,900	23,800,000

Goldman

Citigroup Global Markets

JP Morgan

Lehman Brothers

Merrill Lynch

UBS Securities

Jefferies & Co

ABN AMRO Rothschild

CIBC World Markets

Commerzbank Capital Markets

Ramirez & Co.

Scotia Capital (USA)

Utendahl Capital